COLUMBIA FUNDS SERIES TRUST II

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On September 28, 2016, a Form Type 485(b), Accession No. 0001193125-16-723295, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective October 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Flexible Capital Income Fund	Class Y
Columbia Mortgage Opportunities Fund	Class Y
Columbia Seligman Communications and Information Fund	Class Y